EXHIBIT 99.1



York Elected to GM Board of Directors
O'Neal to step down

DETROIT - The General Motors Board of Directors today elected Jerome York to the GM Board, effective February 7, 2006. He will serve on the Board's Public Policy Committee and Investment Funds Committee.

"Jerry brings years of business experience and knowledge of the automotive industry to the GM Board," said Rick Wagoner, GM chairman and chief executive officer. "We are pleased to welcome him to our Board."

York is a consultant to Tracinda Corp., the beneficial owner of approximately
9.9 percent of the common stock of GM.  Tracinda Corp. is owned by Kirk
Kerkorian.

In his past business career, York spent 30 years in the automotive industry, having worked at General Motors, Ford and Chrysler. He spent 14 years at Chrysler Corp. in a variety of executive positions and served as executive vice president and chief financial officer of Chrysler from 1990 to 1993 and as a director from 1992 to 1993.

York currently serves as a director of Tyco International Ltd., Apple Computer, Inc. and Exide Technologies, Inc. He has been chief executive officer of Harwinton Capital Corp., a private investment company that he controls, since 2000.

From 1993 to 1995 he was senior vice president and chief financial officer of IBM Corp. and served as a member of IBM's Board of Directors in 1995. From 1995 to 1999, he was vice chairman of Tracinda Corp. York was chairman and chief executive officer of Micro Warehouse, Inc., a reseller of computer hardware, software and peripheral products from 2000 until 2003. He also served as a director of MGM MIRAGE from 1995 to 2005.

Wagoner also announced that the GM Board accepted the resignation of E. Stanley O'Neal, chairman and chief executive officer of Merrill Lynch & Co., Inc. In submitting his resignation, O'Neal cited increased time demands resulting from the expanded schedule of GM board meetings which were difficult to accommodate given his responsibilities at Merrill Lynch, as well as limits on his ability to act as a GM director because of potential conflicts with matters in which Merrill Lynch is involved.

"Stan O'Neal has been a great asset on the GM Board and to General Motors management over his 5 years of service as a director," Wagoner said. "We are grateful for his many positive contributions to General Motors and wish him the best."

General Motors Corp. (NYSE: GM), the world's largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 327,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2005, 9.17 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. More information on GM can be found at www.gm.com.